AWARD/CONTRACT		1. THIS CONTRACT IS A RATED ORDER UNDER DPAS (15 CFR 350)				RATING		PAGE OF PAGES 1 | 32
2. CONTRACT (Proc. Inst. Ident.) NO. DTRS57-03-D-30024			3. EFFECTIVE DATE See Block 20C		4. REQUISITION/PURCHASE REQUEST/PROJECT NO. 53-3533
5. ISSUED BY CODE		DTS-852		6. ADMINISTERED BY (If other than Item 5) CODE				DTS-852
U.S. DOT/RSPA/Volpe Center 55 Broadway Cambridge MA 02142				U.S. DOT/RSPA/Volpe Center 55 Broadway Cambridge MA 02142
7. NAME AND ADDRESS OF CONTRACTOR (No. Street, City, Country, State and ZIP Code) Flight Safety Technologies, Inc. One Spar Yard Street New London CT 06320 Attn: Sam Kovnat						8. DELIVERY [ ] FOB ORIGIN [ X ] OTHER (See below)
						9. DISCOUNT FOR PROMPT PAYMENT Net 30
						10. SUBMIT INVOICES (4 copies unless otherwise specified) TO THE ADDRESS SHOWN IN:		ITEM
CODE 061482297			FACILITY CODE
11. SHIP TO/MARK FOR CODE			VNTSC		12. PAYMENT WILL BE MADE BY CODE			DTS-823
U.S. DOT/RSPA/Volpe Center					U.S. DOT/RSPA/Volpe Center 55 Broadway Accounts Payable, DTS-823 Cambridge, MA 02142
13. AUTHORITY FOR USING OTHER THAN FULL AND OPEN COMPETITION: [ ] 10 USC 2304(c) ( ) [ ] 41 USC 253(c) ( )					14 ACCOUNTING AND APPROPRIATION DATA VX363 $1,225,000.00
15A. ITEM		15B. SUPPLIES/SERVICES			15C. QTY	15D. UNIT	15E. UNIT PRICE	15F. AMOUNT
		Continued
15G. TOTAL AMOUNT OF CONTRACT						$3,975,004.00
16. TABLE OF CONTENTS
(x)	SEC.	DESCRIPTION	PAGE(S)	(X)	SEC.	DESCRIPTION		PAGE(S)
PART I - THE SCHEDULE				PART II - CONTRACT CLAUSES
X	A	SOLICITATION/CONTRACT FORM	1	X	I	CONTRACT CLAUSES		26
X	B	SUPPLIES OR SERVICES AND PRICE/COST	2	PART III - LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACH.
X	C	DESCRIPTION/SPECS./WORK STATEMENT	3		J	LIST OF ATTACHMENTS
X	D	PACKAGING AND MARKING	8	PART IV - REPRESENTATIONS AND INSTRUCTIONS
X	E	INSPECTION AND ACCEPTANCE	9		K	REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS OF OFFERORS
X	F	DELIVERIES OR PERFORMANCE	10
X	G	CONTRACT ADMINISTRATION DATA	14		L	INSTR., CONDS., AND NOTICES TO OFFERORS
X	H	SPECIAL CONTRACT REQUIREMENTS	19		M	EVALUATION FACTORS FOR AWARD
CONTRACTING OFFICER WILL COMPLETE ITEM 17 OR 18 AS APPLICABLE

17. [  ] CONTRACTOR'S NEGOTIATED AGREEMENT (Contractor is required to sign this document and return ___________ copies to issuing office.) Contractor agrees to furnish and deliver all items or perform all the services set forth or otherwise identified above and on any continuation sheets for the consideration stated herein. The rights and obligations of the parties to this contract shall be subject to and governed by the following documents: (a) this award/contract, (b) the solicitation, if any, and (c) such provisions, representations, certifications, and specifications, as are attached or incorporated by reference herein. (Attachments are listed herein.)

18. [X] Contractor is not required to sign this document.) Your offer on
Solicitation Number                    DTRS57-03-R-20048           ,
including the additions or changes made by you which additions or changes are set forth in full above, is hereby accepted as to the items listed above and on any continuation sheets. This award consummates the contract which consists of the following documents: (a) the Government's solicitation and your offer, and (b) this award/contract. No further contractual document is necessary.

19A. NAME AND TITLE OF SIGNER (Type of print) Sam Kovnat/Chairman, CEO				20A. NAME OF CONTRACTING OFFICER Orin D. Cook
19B. NAME OF CONTRACTOR BY /s/ Sam Kovnat (Signature of person authorized to sign)		19C. DATE SIGNED 9/30/03		20B. UNITED STATES OF AMERICA BY /s/ Orin D. Cook (Signature of the Contracting Officer)			20C. DATE SIGNED 9/30/03
NSN 7540-01-152-8069 PREVIOUS EDITION IS UNUSABLE						STANDARD FORM 26 (Rev. 4-85) Prescribed by GSA FAR (48 CFR) 53.214(a)

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DTRS57-03-D-30024			PAGE OF 2 | 32
NAME OF OFFEROR OR CONTRACTOR Flight Safety Technologies, Inc.
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
0001 0001A 0001B 0001C 0001D 0002 0003 0004

WPB:   N3M01
FOB:  Destination
Period of Performance: 09/30/2003 to 09/30/2008

Socrates

Socrates
Obligated Amount: $313,584.00

Socrates
Obligated Amount: $911,416.00

Socrates

Socrates

Socrates

Socrates

Socrates

Total amount of award: $1,225,000.00. The
obligation for this award is shown in box 15G.

$313,584.00 $911,416.00
NSN 7540-01-152-8067				OPTIONAL FORM 336 (4-86) Sponsored by GSA FAR (48 CFR) 53.110

DTRS57-03-D-30024

SECTION B - SUPPLIES OR SERVICES AND PRICES/COSTS

B.1     CONTRACT TYPE

A.     This is an indefinite delivery/indefinite quantity (IDIQ) task order contract, with cost plus fixed fee provisions. Requirements will be placed under this contract through the issuance of task orders.

B.     Individual cost-plus-fixed-fee task orders will be issued on a completion type basis pursuant to FAR 16.306 (d)(1).

C.     The services and material to be ordered hereunder shall be reimbursed in accordance with the provisions of the clauses herein entitled, Allowable cost and Payment (FAR 52.216-7) and Fixed Fee (FAR 52.216-8, the terms of which are construed to apply, on an individual basis, to each Task Order issued. For the purpose of establishing the fixed fee for each TO issued under this contract, refer to the clause in Section G.5 entitled, Payment of Fee - IDIQ.

B.2     CONTRACT LIMITATIONS (MAY 1999)

A.     The value of all task orders placed under this contract shall not exceed $3,975,004.00. The maximum value on any single task order is not fixed.

B.     Minimum Guarantee: The guaranteed minimum is a single task - of at least $2,500.00 for this contract.

B.3     SERVICES AND PRICES
CLIN	SUPPLIES/SERVICES	QTY	UNIT ESTIMATED COST	UNIT FIXED FEE	ESTIMATED COST PLUS FIXED FEE
0001	Task 1 Socrates Technology Engin/Dev Program	1
0001A	Task 1.1 Socrates Implementation Trade off Studies and expansion Recommendation	1	$293,069	$20,515	$313,584
0001B	Task 1.2 System Upgrade	1	$2,192,051	$153,444	$2,345,495
0001C	Task 1.5-Advanced Signal Processing	1	$143,437	$10,441	$153,477
0001D	Task 1.6 Wake Vortex Acoustic Signal Characterization	1	$374,566	$26,220	$400,786
0003	Wake Vortex Theory & Modeling	1	$336,858	$23,580	$360,438
0004	Wake Vortex System Concept of operations	1	$258,827	$18,188	$278,015
0005	Program Management	1	$115,149	$8,060	$123,209
	TOTAL		$3,714,957	$280,047	$3,975,004

B.3     The Contractor will not proceed on any task until a Notice to Proceed is issued.

DTRS57-03-D-30024

SECTION C - DESCRIPTION/SPECIFICATIONS/WORK STATEMENT

C.1     BACKGROUND

1.     Background

There are a number of atmospheric effects that may be potential hazards to the safe operation of the National Airspace System (NAS). These potential aviation hazards are clear-air-turbulence, severe wind gusting along mountainous airstrip approaches, downdrafts producing wind-shears and micro-bursts, and mountain wind rotor, all of which are naturally occurring meteorological phenomena, and wake vortices which are generated by aircraft in flight. All of these phenomena have frequently proven to be hazardous to aircraft and their passengers, and may not be detectable under certain conditions by traditional means, such as radar.

There is now analytical and experimental evidence that these phenomena generate acoustic signals that may be exploited to provide some warning of their presence. To this end, the Socrates Program was created to determine whether a ground-based system based upon the detection and processing of acoustic signals generated by atmospheric turbulence such as wake vortices, is a viable sensor concept for use in an airport environment.

There is a growing body of knowledge, both analytical and experimental, including previous Socrates tests that suggests that wakes emit detectable acoustic signals. Based on previous work completed under the Socrates Program, supplemented with results obtained by the German Aerospace Center (DLR) in their independent efforts, and other testing, the activities described in this Statement of Work (SOW) are designed to investigate the acoustic properties of wake vortices and build on the current state of knowledge. The basic hypothesis upon which this effort is being undertaken is that wake vortices generate unique, consistent acoustic signatures that may be exploited to mitigate the adverse effect of wake turbulence on airport operations. The objectives of this Contract are to build on that existing knowledge base and to expand the capabilities of the current and previously tested Socrates system to determine whether the Socrates technology is suitable for operational airport application. To meet those objectives, the Government will define a Wake Acoustic Development and Test Program, which will involve the expansion of the Socrates system, the selection and preparation of an airport test site for the expanded system, and manage and conduct the resultant test activities.

2.     Scope

The Government is involved in a number of wake turbulence related areas. Under this Contract the Contractor shall support the government in following three specific areas:
1.	Expansion and Enhancement of the Socrates Sensor to determine its applicability as a potential airport operational wake turbulence sensor.
2.	Expand and build on the prior work on Theory and Modeling of the formation and behavior of wake turbulence acoustic emanations
3.	Participation in Technical Panel review of wake acoustic phenomenology, and
4.	Continue the development of a Concept of Operations for a wake vortex advisory system.

DTRS57-03-D-30024

3.     Tasks

Task 1:  Socrates Technology, Engineering, Development Program

The Government will define, plan, coordinate, and conduct a Socrates Technology, Engineering, and Development Program suitable for testing and evaluation of the Socrates sensor capability to detect and localize wake vortices.

The Socrates Technology Engineering Development Program is designed to meet the following specific objectives:
1.

Evaluate the capability of the Socrates sensor to detect, classify, and, to the extent possible, localize and track wakes, in three dimensional space and time, both in and out of ground effect generated by aircraft passing over the airport test site; and

2.	Determine the system requirements and system interface and integration specifications necessary to demonstrate the operational benefits of an airport wake vortex advisory system.

The Contractor shall supports these efforts in the following ways:
*	Reviewing the government plan prior to testing. Providing design documentation on repackaged equipment for government review and comment;
*	Provide SOCRATES equipment (including necessary spares), assist in its assembly, and provide technical assistance in its use during the performance of the test and evaluation;
*	Providing technical clarification on the test report, as required.

Task 1-1:  Socrates Implementation Trade off Studies and Expansion Recommendations

The Contractor shall conduct the necessary tradeoff studies and equipment performance verification tests to determine the desirability of retaining the present implementation approach based on special purpose analog electronics and optics, versus adopting and adaptation of new advances in commercial off the shelf and special electronics technology.

The Contractor shall provide a brief report of their study including results and recommendations.

Task 1-2 System Upgrade

The Contractor shall enhance the Socrates sensor capabilities to detect and, to the extent possible, classify and localize wake vortices both in and out of ground effect consistent with the objectives listed in Task 1.

It is anticipated that the system enhancements will include expansion of the system from its current four-beam configuration to eight or more beams.

The contractor shall provide documentation on all enhancements to the SOCRATES sensor.

DTRS57-03-D-30024

Task 1-5 Advanced Signal Processing

1.  The Contractor will conduct advanced signal processing using wavelet analysis and other means to identify "hot spots" in the low end of the frequency spectrum.

2.  The Contractor will conduct and effort to provide estimates of vortex core diameter and rotational velocity derived from wavelet analysis.

3.  The Contractor will perform advanced detection, tracking, and localization algorithm development using the Denver International Airport data set.

Task 1-6 Wake Vortex Acoustic Signal Characterization

The Contractor will conduct an effort to perform feature extraction, which may be utilized for automatic detection and classification, as well as localization and tracking capability. The contractor will evaluate such techniques as neural net and temporal spectral moment analysis.

Task 3: Wake Vortex Theory and Modeling

The contractor will examine the technical characteristics of the acoustic emanations generated by aircraft wake vortices using numerical an analytical methods. The tools developed under this task will be used to determine aircraft wake vortex sound pressure levels and spectral analysis at typical standoff distances under various atmospheric conditions.

Task 4: Wake Vortex Advisory System Concept of Operations

The Concept of Operations (ConOps) must relate the changes required in air traffic control operations and any resultant changes in aircraft operations and communications that may result from implementation of a Wake Vortex Advisory System (WVAS) to help mitigate the adverse effect of wake turbulence on airport operations.

To define the ConOps for a wake vortex reporting system, the users' and operational requirements must be first defined. The users of the WVAS include the air traffic controllers, airports, and airlines. The air traffic controllers' requirements are to maintain today's current safety levels and optimize use of the airspace while not increasing the level of work. The airports require an increase in traffic flow, a decrease in air traffic delays, maintenance or improvement in the current level of safety and minimization of the cost of acquiring a new system for deployment. The airlines require the improvement of safety at low cost, improvement in the efficiency of flight paths and operation during most weather conditions.

The Contractor shall prepare a Concept of Operations document for the airport integration and operation of a WVAS.

DTRS57-03-D-30024

Task 5: Program Management

The Contractor shall provide monthly reports describing the previous month's accomplishments and next month's activities. The Monthly Report shall also include a financial summary, which shall include last month's expenditures and next month's anticipated expenditures. The financial summary shall also include a spend plan indicating the program's projected spend rate as a function of task and month. The Contractor's financial progress will be monitored against the spend plan. If the Contractor exceeds the spend plan, the Contractor shall proffer solutions to reduce the cost to the cost submitted to the Government at the time of proposal.

The Contractor shall meet with the Government, at least monthly, to discuss status and progress of technical activities and to engage in an interactive discussion of related technical activities with other participating organizations.

4.0 SCHEDULE/DELIVERABLES

The items shall be delivered by the Contractor in accordance with the schedule provided:

Task 1	Socrates Technology, Engineering, Development Program Plan (Review Meeting)	By 45 Days ARO
Task 1-1	Trade off Studies and Expansion Recommendations (Review Meeting)	By 90 Days ARO
Task 1-2	System Upgrade	By 180 Days ARO
Task 1-5 Task 1-6	Advanced Signal Processing Wake Vortex Acoustic Signal Characterization (Review Meeting)	By 180 Days ARO By 180 Days ARO
Task 3	Wake Vortex Theory and Modeling (Review Meeting)	By 300 Days ARO
Task 4	Wake Vortex Advisory System Concept of Operations (CONOPS Document)	By 300 Days ARO
Task 5	Program Management (Reports & Meetings)	Monthly ARO

DTRS57-03-D-30024

APPENDIX 1

WAKE TURBULENCE DEFINITIONS

In the course of discussing the various aspects of wake behavior both in ground effect and out of ground effect, a number of terms have been used that have not been defined sufficiently to avoid confusion since there does not seem to be universally accepted definitions of these terms. Also, since some of these terms are also used not only in discussions and conversation relative to wake behavior but also in contract statements of work, it is essential that a consistent set of definitions be used. In this volume, the terms Detection, Classification, Localization, Tracking, and Characterization, as they apply to wake turbulence, will be defined.

The definitions of the terms that apply to this Statement of Work are as follows:
1.

Detection: The sensing of an atmospheric phenomenon during a given dynamic sensor search sequence that was not there during the previous search sequence and persists for some number of subsequent sensor sequences. For non-search sensors, static sensors, it may also be defined as the appearance of information that is sustained signifying the existence of an atmospheric phenomenon. (Dd, Ds)

2.	Classification: The unique identification of wake turbulence from the variety of possible atmospheric phenomena. (Cw)
3.	Localization: Identification of the position in space of the wake turbulence. This must further be clarified as to whether it is a two or three-dimensional localization. (L2, L3)
4.

Tracking: The localization of the wake turbulence as a function of time as determined by the sensor search sequence rate. Tracking may also be interpreted as locking onto and following the wake in its motion path. The former may be called passive tracking since it is really continuous localization. The latter may be called active tracking and may require additional sensor system capabilities including active position extrapolation through prediction. (Tp, Ta)

5.

Characterization: Defining the state of the wake. Some of the properties of the state of the wake are circulation and, perhaps, axial orientation. Additional properties, and this is not intended to be an all inclusive listing of properties of interest, such as wake stability, turbulence, acoustics, and the velocity profile may also, under some circumstances, be defined as part of characterization. (Cc, Co, Cs, Ct, Ca, Cv)

DTRS57-03-D-30024

SECTION D - PACKAGING AND MARKING

D.1     MARKING (May 1999)

All items submitted to the Government shall be clearly marked as follows:

A.     NAME OF CONTRACTOR;

B.     CONTRACT NUMBER;

C.     TASK ORDER NUMBER; (If Applicable)

D.     DESCRIPTION OF ITEMS CONTAINED THEREIN;

E.     CONSIGNEE'S NAME AND ADDRESS; and

F.     If applicable, packages containing software or other magnetic media shall be marked on external containers with a notice reading substantially as follows: "CAUTION: SOFTWARE/MAGNETIC MEDIA ENCLOSED. DO NOT EXPOSE TO HEAT OR MAGNETIC FIELDS".

D.2     PRESERVATION AND MARKING (DEC 1998)

Preservation, packing and packaging of articles called for herein shall be in accordance with good commercial practices to assure delivery at destination.

DTRS57-03-D-30024

SECTION E - INSPECTION AND ACCEPTANCE

E.1     52.252-2 Clauses Incorporated by Reference. (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es):

http://www.dot.gov/ost/m60/tamtar

http://farsite.hill.af.mil/vffr.htm

http://www.arnet.gov/far
52.246.3 52.246-5	Inspection of Supplies - Cost Reimbursement Inspection of Services - Cost Reimbursement	MAY 2001 APR 1984

E.2     GOVERNMENT REVIEW AND ACCEPTANCE (May 1999)

A.  Technical inspection and acceptance of all work, performance, reports, and other deliverables under this contract shall be performed at the location specified in an individual task order. The task order shall also designate the individual responsible for inspection and acceptance, as well as the basis for acceptance. Task order deliverable items Rejected shall be corrected in accordance with the applicable clauses.

B.  Unless otherwise stated in the individual task order, the Government requires a period not to exceed thirty (30) days after receipt of the final deliverable item(s) for inspection and acceptance or rejection. Final acceptance rests with the Contracting Officer or designee.

DTRS57-03-D-30024

SECTION F - DELIVERIES OR PERFORMANCE

F.1     52.252-2 Clauses Incorporated by Reference. (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es):

http://www.dot.gov/ost/m60/tamtar

http://farsite.hill.af.mi//vffr.htm

http.//www.arnet.gov/far
52.242-15 52.242-15	Stop-Work Order. Stop-Work Order - Alternate 1	AUG 1989 APR 1984

F.2     CONTRACT PERIOD OF PERFORMANCE (MAY 2003)

The period of performance of the contract shall be five years from the date the Contracting Officer signs the contract award (Effective date of Contract)

F.3     RIGHTS IN DATA (DEC 1998)

All data first produced in the performance of this contract, including software, shall be delivered with unlimited Government rights, unless otherwise agreed to in writing by the Contracting Officer when granting permission to establish claim to copyright as required by FAR 52.227-14(c).

F.4     TECHNICAL REPORTS - TASK ORDER CONTRACTS (SEP 1999)

Task orders that identify technical reports as a deliverable will culminate in one of two types: letter type or technical. The letter type will be used primarily for smaller tasks such as data validation, field support, task planning documents, literature searches, analysis plans, conference-planning documents, and schedules. A formal technical report may be required for major tasks and may include earlier letter type reports as subsections. The task order will specify the type of reports as well as the formatting and the number of copies required. The reports submitted shall be subject to review and approval by the Volpe Center Contracting Officer's Technical Representative (COTR) or Task Order COTR and, if necessary, will be modified and resubmitted. The Contractor shall submit a final report incorporating the COTR's comments on the draft final report. The number and delivery schedule will be specified in each task order. Most final reports shall be submitted on disks and in hard copy in a format specified in the task order.

F.5     TECHNICAL REPORTS (DEC 1998)

Each technical task directive will be culminated by one of two types of reports: Letter Type or Technical. The Letter Type will be used primarily for smaller tasks such as data verification analyses, field support visits, task planning documents, literature searches, study plans, conference planning documents, and schedules. The Technical Report will be used for major tasks and may include earlier Letter Type reports as subsections. The Technical Report will be in a form suitable for publication in accordance with the "Contractor Report Exhibit" dated June 1, 1977, attached to Section J and made a part of this contract. The technical task directive will specify the type of report and the number of copies required. The reports submitted shall be subject to review and approval by the Volpe Center Contracting Officer's Technical Representative (COTR), and if necessary, will be modified and resubmitted.

DTRS57-03-D-30024

F.6     DELIVERIES - TASK ORDER CONTRACTS (DEC 1998)

Delivery of supplies, services, written documents, etc. (including required formats and delivery locations) will be in accordance with the task order requirements. All correspondence and reports related to each task order shall be delivered to the cognizant Contracting Officer and/or designated Contracting Officer's Technical Representative (COTR) as specified in the task order.

F.7     PLACE OF CONTRACT PERFORMANCE-OTHER THAN ON-SITE CONTRACTS - (MAY 1999)

Performance in or use of Government facilities by the Contractor is not authorized under this contract without the prior approval of the Contracting Officer. This approval will be in the form of a modification to the contract or task.

F.8     MEETINGS AND ORAL PRESENTATIONS (DEC 1998)

The Contractor shall meet with the Volpe Center Contracting Officer's Technical Representative (COTR) at regular intervals to discuss the status of the work and make oral presentations. In addition, the Contractor shall meet with the COTR and other personnel engaged in the program at a location to be established by the COTR to discuss critical areas revealed by the contractor's work.

F.9     DOCUMENTATION OF COMPUTER PROGRAMS (DEC 1998)

The Contractor shall fully document all computer programs first produced in the performance of this contract. Unless otherwise specifically agreed to by the Contracting Officer in writing, the Contractor shall deliver the final codes in executable form accompanied by the source and object codes and appropriate support documentation.

F.10     MONTHLY TASK ORDER COST REPORTS - (MAY 1999)

Monthly cost reports will be submitted by the Contractor, except for fixed price tasks, setting forth monthly and cumulative (1) direct labor hours by categories as set forth in the task including subcontract hours, and (2) elements of cost by direct loaded labor dollars, subcontracts, and other direct costs, etc., which have been incurred and/or committed. Proprietary rate information should not be disclosed. The costs that have been committed but are unpaid to date will be noted. Where cumulative amounts on the monthly reports differ from the aggregate amounts contained in the request(s) for contract financing payments covering the same period, the Contractor must provide a reconciliation of the difference as part of the monthly report. In these reports, the Contractor shall also make its current assessment of completing the remaining work within the remaining funds. A graph shall be prepared by the Contractor using the vertical axis for dollars and the horizontal axis for time that shows actual and projected rates of expenditures for the Task Order. THE SUBMISSION OF THESE REPORTS DOES NOT RELIEVE THE CONTRACTOR OF ITS RESPONSIBILITY UNDER THE LIMITATION OF COSTS OR FUNDS CLAUSES, APPLICABLE TO EACH TASK ORDER AND IDENTIFIED IN SECTION I OF THIS CONTRACT. The Volpe Center may require that the report be submitted in a designated format.

F.11     MONTHLY TASK ORDER PROGRESS REPORTS - (MAY 1999)

A monthly progress report shall be submitted for all ongoing task orders. The Volpe Center may require that the report be submitted in a designated format. At a minimum, the report will cover the following items:
A.	The work performed during the previous month.
B.	Significant findings, problems, delays, events, trends, etc. during the reporting period which result from or affect the performance of the task order.
C.	Detailed technical description of the work planned for the next reporting period.
D.	Specific action requested of the Government to assist in the resolution of a problem or to effect the timely progression of the task order.

DTRS57-03-D-30024

E.

An up-to-date schedule of the work performed and work to be performed under the task order. A chart shall be presented reflecting planned project accomplishments versus actual accomplishments in terms of time.

F.12     WARRANTIES - (MAY 1999)

With respect to equipment or supplies acquired under this contract, title of which will pass to the Government, the Contractor shall ensure that any warranties, together with rights to replacement, service, or technical assistance, shall run to or automatically be assigned to the Government.

F.13     REPORTS OF WORK - REPORT DISTRIBUTION - (MAY 1999)

Nothing set forth herein regarding number of copies shall be construed as authority to disregard the provisions of the clause of this contract entitled "Printing."

A. Contract Progress Report:

1 copy Contracting Officer or Administrative Contracting Officer (ACO)

1 copy Contracting Officer's Technical Representative (COTR)

B. Monthly task order Progress Reports:

1 copy CO/ACO

1 copy COTR

1 copy task order COTR (as applicable)

C. Monthly task order Cost Reports:

1 copy CO/ACO

1 copy COTR

1 copy task order COTR (as applicable)

D. Technical Reports

The number of copies and recipients will be determined in each task order. The Contractor shall provide a copy of the cover letter transmitting final submission of technical deliverables to the designated ACO.

F.14     CONTRACT PROGRESS REPORT - (MAY 1999)
A.

A Contractor, which has been awarded one or more task orders, shall provide monthly overall progress reports. The progress reports shall be provided to the Contracting Officer or his designee not later than the 15th of each month. The reports shall be submitted in a designated format. The Government may require submission of reports electronically in a format to be specified.

B.	The monthly progress reports shall address all activity under the contract through the last day of the previous month.
C.	The monthly progress report shall contain the following information:
	(1)	A listing of all new task orders accepted for the preceding month, including, for each:
	a.	Task order number and date of issuance;
	b.	Brief description of work covered by task order, including estimated hardware/software amounts (if applicable);
	c.	Amount obligated under task order;
	d.	Total potential task order amount (including options);
	e.	Key milestones (including date of first and last deliverable);
	f.	Subcontractor information, if applicable (including name(s), classification of subcontractor (i.e.,

DTRS57-03-D-30024
small, disadvantaged, large, etc.), type of effort being performed, estimated amount/percentage of work to be done by subcontractor(s));
	g.	Type of task order (i.e., FFP, CPFF, CPAF); and
	h.	Key personnel assigned to task order, including prime Contractor contact point and phone number for task order.
	(2)	A listing of all ongoing task orders (excluding those from paragraph (1) above) including:
	a.	task order number and date of issuance;
	b.	Any modifications to the task order;
	c.	Summary of dollars expended to date per task order;
	d.	Estimated percentage of work yet to be completed on the task order;
	e.	Progress in meeting subcontracting goals and performance measures under the task order (if applicable); and
	f.	Any updates/revisions to the information provided under paragraph (c)(l) of this clause.
	(3)	A listing of all completed task orders, including:
	a.	task order number and date of issuance;
	b.	Number and value of modifications issued for the task order;
	c.	Completion date of task order and whether or not inspection and acceptance has been performed by Government;
	d.	Total dollar amount of task order, including modifications;
	e.	Success/failure in meeting subcontracting goals and performance measures under the task order (if applicable);
	f.	Any updates/revisions to the information provided under paragraph (C)(l) or (C)(2) of this clause; and
	g.	Status of performance evaluation comments.
(4)

Significant findings, problems, delays, events, trends, etc .during the reporting period which result from or affect the performance of any task order and any perceived problems which affect the base contract.

D.

The data required in paragraphs (A) through (C) above, along with other relevant information required, shall be subject to inclusion in a past performance database developed and maintained by the Government.

DTRS57-03-D-30024

SECTION G - CONTRACT ADMINISTRATION DATA

G.1     TAR 1252.242-73 CONTRACTING OFFICERS TECHNICAL REPRESENTATION (OCT 1994)

A. The CO may designate Government personnel to act at the CO's Technical Representative (COTR) to perform functions under the contract such as review and/or inspection and acceptance of supplies and services, including construction and other functions of a technical nature. The CO will provide a written notice of such designation to the contractor within five working days after award or for construction, not less than five working days prior to giving the contractor the notice to proceed. The designation letter will set forth the authorities and limitations of the COTR under the contract.

B. The CO cannot authorize the COTR or any other representative to sign documents (i.e., contracts, contract modifications, etc) that require the signature of the CO.

G.5     RESPONSIBILITY FOR CONTRACT ADMINISTRATION (DEC 1998)

Contracting Officer: The Contracting Officer (CO) has the overall responsibility for this contract. The CO alone, without delegation, is authorized to take actions on behalf of the Government to amend, modify, or deviate from the contract terms, conditions, requirements, specifications, details and/or delivery schedules. However, the CO may delegate certain other responsibilities to his/her authorized representatives.

Administrative Contracting Officer: An Administrative Contracting Officer (ACO) may be designated by the Contracting Officer. The duties of an ACO include but are not limited to: analyzing and making recommendations on the Contractor's proposals, offers, or quotations upon request of the Contracting Officer and approving Contractor's invoices in accordance with the terms of the contract.

Contracting Officer's Technical Representative: A Contracting Officer's Technical Representative (COTR) will be designated by the Contracting Officer. The responsibilities of the COTR include but are not limited to: inspecting and monitoring the Contractor's work; determining the adequacy of performance by the Contractor in accordance with the terms and conditions of this contract; acting as the Government's representative in charge of work at the site to ensure compliance with contract requirements in so far as the work is concerned and advising the Contracting Officer of any factors which may cause delay in performance of the work. The COTR does not have the authority to make new assignments of work or to issue directions that cause an increase or decrease in the price of this contract or otherwise affect any other contract terms.

Task Order Contracting Officer's Technical Representative:

The Contracting Officer may designate a Task Order Contracting

Officer's Technical Representative (TOCOTR). The TOCOTR will perform the duties of the COTR in connection with the technical oversight of an individual task order.

The Contracting Officer, Administrative Contracting Officer, and Technical Representatives are located at:

DOT/RSPA/VOLPE CENTER

55 BROADWAY, KENDALL SQUARE

CAMBRIDGE, MA 02142-1093

G.7     PAYMENTS UNDER COST REIMBURSEMENT CONTRACTS - (MAY 1999)

A. One original and five copies of an invoice or contract financing requests or invoices shall be submitted covering the amount claimed to be due and services rendered and cost incurred thereunder. Under indefinite delivery/indefinite quantity contracts, separate invoices or contract financing requests must be submitted for each task. However, all interim payment requests for tasks under the contract must be submitted concurrently each month and only one contract level completion invoice shall be submitted. The completion (final) invoice is the last

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voucher to be submitted for incurred, allocable, and allowable costs expended to perform all task orders issued under the contract. This contract-level voucher should include all reserves, allowable cost withholdings, balance of fixed fee, etc. The final contract level invoice shall include current and cumulative charges for amounts claimed under each task by major cost element and the fixed fee relative to each task. NOTE: Under no circumstances can funds obligated under one task be used to pay costs incurred or fee earned under another task.

B. In addition to the information required by FAR 52.216-7 and FAR 52.232-25 incorporated by reference in Section I, an invoice or contract financing payment request must meet the following requirements:

(1) Consecutively number each interim payment request beginning with No. 1 for each task.

(2) The voucher shall include current and cumulative charges by major cost element such as direct labor, overhead, and other direct costs. Cite direct labor hours incurred by the prime contractor and each subcontractor. Other direct costs must be identified, e.g., travel, per diem, material, and equipment.

(3) Requests for contract financing or invoices must clearly indicate the period of performance for which payment is requested and Volpe Center accounting information necessary to process payments. When contracts or task orders contain multiple lines of accounting data, charges that cannot be assigned to a single line of accounting information should be allocated based on the percentage of total dollars unless otherwise specified.

(4) When the Contractor submits vouchers on a monthly basis, the period covered by invoices or requests for contract financing payments must be the same as the period for monthly progress reports reported under the contract or tasks. If, in accordance with FAR 52.216-7, the Contractor submits requests for invoices or contract financing payments more frequently than monthly, one payment request per month must have the same ending period as the monthly progress report.

(5) Pending settlement of the final indirect rates for any period, the Contractor shall be reimbursed at billing rates approved by the Cognizant Federal Agency (CFA). The Contractor shall ensure that any change in the identity of the CFA responsible for establishment of its indirect rate factors is made known to the Volpe Center ACO. These rates are subject to appropriate adjustments when revised by mutual agreement or when the final indirect rates are settled either by mutual agreement or unilateral determination by the CFA (see FAR 42.704). In accordance with FAR 52.216-7, the Contractor shall submit to the CFA a proposal for final indirect rates based on the Contractor's actual costs for the period, together with all supporting data. In addition, Contractors are required by the CFA to submit billing rate proposals, usually no later than 30 days after the close of its fiscal year, for the ensuing fiscal year to the CFA. Copies of the cover letter submitting the proposal must be provided to the Volpe Center ACO. The Contractor's failure to provide the rate proposal in a timely manner may impact payment of financing request and could ultimately result in suspension of the indirect expense portion. The Contractor shall provide copies of all rates established by the CFA to the Volpe Center ACO. It is imperative that the ACO be provided signed copies of all rate agreements since these rate agreements must be in the possession of the Volpe Center before any rates contained therein can be utilized by the Contractor for cost reimbursement.

G. 8     PAYMENT OF FEE - COST-PLUS-FIXED-FEE - COMPLETION (DEC 1998)

A. Requests for provisional fee payment must be based on and be consistent with the information stated in the contract or task financing request. However, the request must be submitted separately.

B. For term-type task orders, a portion of any fixed fee specified in the task order will be paid on a provisional basis. The amount of such payments will be based on the ratio of direct professional labor hours expended during the covered period to the direct professional labor hours specified in the task order. Direct professional labor hours include only the labor categories specified for the task order such as engineers, scientists, technicians, statisticians, and programmers and not administrative or support personnel such as company management, typists, and key punch operators, even though such administrative personnel are normally treated as direct labor by the Contractor. At the time of issuance, a term-type task order will state the requirements for earning full fixed fee by including one of the following clauses:

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(1) The total fee for each term-type task shall be payable upon acceptance of the work by the Government and upon receipt of a written certification from the Contractor that the level of effort specified in the task order has been expended.

(2) The total fee for each term-type task shall be payable upon acceptance of the work by the Government and upon receipt of a written certification from the Contractor that at least 90% of the level of effort specified in the task order has been expended. If the Contractor provides less than 90% of the level of effort specified in the task order, the fixed fee will be adjusted downward based on each hour not provided of the full level of effort specified. If the Contractor has provided 100% of the level of effort specified in the task order and the cost incurred is below the estimated cost, the Government may require the Contractor to provide additional effort up to 110% of the level of effort specified in the task order until the estimated cost has been reached. However, this additional effort shall not result in any increase in the fixed fee.

C. If a performance is considered satisfactory, the Government may make provisional fee payments subject to FAR 52.216-8 on the basis of percentage of work completed, as determined by the Contracting Officer for completion-type tasks. The Contractor shall be required to complete the specified end product (e.g., a final report or working system) within the estimated cost as a condition for payment of the entire fixed fee. In the event the work cannot be completed within the estimated cost, the Government may require more effort without any increase in fee, provided the Government increases the estimated cost. If the Government chooses not to increase the estimated cost, the fixed fee payable will based on the Contracting Officer's determination of the percentage of completion of the specified end product(s).

D. Provisional payment of fee will be subject to other relevant clauses of the contract including retainage.

G.9 PERFORMANCE EVALUATIONS (DEC 1998)

A. Performance evaluations shall be done for each completed task order over $500,000 and for selected tasks for lower amounts as determined by the Contracting Officer. Performance evaluations shall also be completed at least annually for task orders that have a performance period in excess of one year. (The performance evaluation form shown in Attachment J.2, or equivalent form, shall be used.)

B. The Contracting Officer or designee shall submit the completed evaluation to the Contractor for comment. The Contractor shall have 30 days in which to respond. The Government will consider any comments provided by the Contractor before finalizing the Performance Report and the Contractor's comments will be attached to the Report.

G.10 VOUCHER REVIEW - (MAY 1999)

The Government may at its sole discretion arrange for a Contractor to review vouchers and supporting data submitted for payment under the provisions of this contract. The Contractor reviewing vouchers and supporting data will perform this function in accordance with contract provisions, which prohibit disclosure of proprietary financial data or use of such data for any purpose other than to perform accounts payable services.

G.11 INCREMENTAL FUNDING OF TASK ORDERS (OCT 2001)

Pursuant to FAR 52.232-22, Limitation of Funds (APR 1984), incorporated by reference herein, task orders issued under this contract may be incrementally funded.

A. When a term form task order is incrementally funded, the following clause will be set forth in full in the task order:

LIMITATION OF LIABILITY - INCREMENTAL FUNDING (TERM FORM)

(1) The amount available for payment for this incrementally funded task order is hereby increased from $               by $               to $              . The amount allotted to the estimated cost is increased from $               by $               to $              . The amount obligated for the fixed fee/award fee is increased from $               to $              . This

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modification involves no change in the total level-of-effort, estimated costs or fixed fee/award fee of this contract, unless otherwise specified herein. The Limitation of Funds clause, FAR 52.232-22, applies to the amount allotted to cover the estimated costs only.

(2) The estimated level of effort applicable to the incremental funding provided herein is                professional labor-hours.

(3) The incremental funding provided herein is estimated to be adequate for services performed through               .

B. When a completion-type task order is incrementally funded, the following clause will be set forth in full in the task order.

LIMITATION OF LIABILITY - INCREMENTAL FUNDING (COMPLETION FORM)

(1) The amount available for payment for this incrementally funded task order is hereby increased from $               by $               to $              . The amount allotted to the estimated cost is increased from $               by $               to $              . The amount obligated for the fixed fee/award fee is increased from $               to $              . This modification involves no change in the total level-of-effort, estimated costs or fixed fee/award fee of this contract, unless otherwise specified herein. The Limitation of Funds clause, FAR 52.232-22, applies to the amount allotted to cover the estimated costs only.

(2) The incremental funding provided herein is applicable to the tasks and deliverables specified in                        .

G.12 ORDERING (DEC 1998)

A. The Government will order any supplies and services to be furnished under this contract by issuing by mail, facsimile, or electronically task orders on Optional Form 347 or an agency prescribed form. In addition to the Contracting Officer, the following individuals are authorized ordering officers:

Designated Administrative Contracting Officers

B. A Standard Form 30 will be used to modify task orders.

C. An authorized company officer of the Contractor shall acknowledge receipt of each task order within three (3) calendar days.

D. Each task order issued may incorporate the Contractor's technical and/or cost proposals and will include an estimated cost and fixed fee or award fee or a total fixed price in the case of a fixed price task order set forth as a ceiling price. If the task order is incrementally funded, the amount available for payment and allotted to the task will also be specified. The Limitation of Funds and/or the Limitation of Cost clauses will control notification requirements when the Contractor has reason to believe it will experience an overrun of the estimated cost or allocated funds specified in a cost reimbursable type task order.

E. Under no circumstances will the Contractor start work prior to the issue date of the task order unless specifically authorized to do so by the ordering officer. Any work commenced prior to the date of authorization or task issuance will be considered unauthorized and will not be subsequently ratified.

G.13 PAYMENT OF FIXED FEE - IDIQ (DEC 1998)

(a) The fixed fee specified in Section B of this contract represents the maximum fee that shall be paid under this contract. This fee shall be paid, subject to any adjustment required by other provisions of this contract, in installments at the time of each provisional payment for reimbursement of allowable cost. This clause addresses payment of fixed fee for both term and completion form delivery orders.

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(b) A fixed fee shall be established for each delivery order issued under this contract. The fixed fee established shall be in direct ratio to the total contract fixed fee as the level of effort (direct man-hours) established in the delivery order is to the total contract level of effort (direct man-hours). The amount of each installment payment of fixed fee shall be in direct ratio of the total contract fixed fee as the net direct labor hours expended during the period is to the total contract level of effort (direct man-hours).

(c) Completion Orders. The Contractor is entitled to the full amount of fixed fee upon the acceptable completion of the delivery order.

(d) Term Orders. No fee shall be paid under term form orders for hours not performed.

(e) Withholding. As provided in the clause entitled, Fixed Fee (FAR 52.216-8), the Contracting Officer hereby withholds 15% of all fixed fee payable under the contract up to the stated maximum of $100,000. Invoices submitted under the contract shall indicate fixed fee withheld.

(f) The terms of this clause and of FAR 52.216-8 apply to the total fixed fee specified in Section B of the contract rather than to the individual orders placed hereunder.

G.14 TECHNICAL DIRECTION (August 1999)

Performance of the work hereunder shall be under the technical direction of a Technical Monitor (COTR). As used herein, "technical direction" is limited to directions to the contractor which fill in details or otherwise complete the general description of work set forth in the contract. This direction may not include new assignments of work, or may not be of such a nature as to cause an increase or decrease in the estimated cost of the contract, or otherwise affect any other provision of this contract.

G.15 ACCOUNTING AND APPROPRIATION DATA - (MAY 1999)

Each individual task order shall specify the Accounting and Appropriation Data from which payment shall be made.

G.16 TRAVEL AND PER DIEM (JULY 2000)

Travel by air will be reimbursed at actual, not to exceed coach fare, Travel subsistence reimbursement will be authorized under the rates and conditions of the Federal Travel Regulations and the Department's Travel manual (DOT 1500.6A). Per Diem will be reimbursed at actuals, not to exceed the per diem rates set forth in Federal Property Management Regulations (FPMR) 41 CFR Chapter 101, Chapter 7, General Services Administration (GSA) Bulletin FPMR A-40 Supp-(in effect at time of travel), or at said per diem rates regardless of actual cost, whichever is in accordance with the contractor's standard accounting practice or disclosure statement The per diem allowance shall not be allowed when the period of official travel is 12 hours or less during the same calendar day. Travel by privately-owned vehicle will be reimbursed at the current GSA-approved mileage rate. If the contractor incurs travel cost in excess of the amount shown in each task order, it is at its own expense.

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SECTION H - SPECIAL CONTRACT REQUIREMENTS

H.1 TYPE OF CONTRACT (DEC 1998)
(a)

This is a cost-plus fixed fee contract in the "Completion" form in accordance with Federal Acquisition Regulation 16.306 (d) (1). For this contract the period of performance is 5 years from the effective date of award.

(b)

The contractor shall maintain a job order cost accounting system that will accumulate costs incurred for each Task Order separately. In submitting it's vouchers/invoices for payment of cost incurred hereunder, the Contractor shall list labor hours and other cost elements for each Task Order, then summarize to a billing amount.

H.2 GPO PRINTING REQUIREMENT (DEC 1998)

All printing funded by this contract will be accomplished in conformance with Title 44, United States Code, regulations of the Joint Committee on Printing, applicable provisions of appropriation acts, and applicable regulations issued by the Government Printing Office and the Department of Transportation.

H.3 TASK ORDER LIMITATIONS (DEC 1998)

(a) The issuance of Task Order(s) (TO) hereunder does not relieve the Contractor of its responsibilities under Clause 52.232-22, Limitation of Funds, and/or FAR 52.232-20, Limitation of Costs. The applicable clause, Limitation of Funds (LOF), for incrementally funded Tos and Limitation of Costs (LOC), for fully funded TOs apply to individual TOs as well as to the contract as a whole.

(b) Costs incurred under a TO shall relate only to the performance of the work called for in that TO. The level of effort or the funds allocated to a TO may not be applied to work under any other TO issued under the contract without the written authorization of the Contracting Officer.

(c) The term "TO" shall be substituted for "schedule wherever the word appears in FAR clauses 52,232-20, Limitation of Cost, or 52.232-22, Limitation of Funds, as specified. In the event that fully funded work orders are issued under a TO, the provisions of the appropriate clauses shall apply to each work order as if it were a TO.

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H.4 CEILINGS - (MAY 1999)

For the purpose of performance of this contract, allowable and reimbursable indirect expenses will be limited to the Indirect Rate Ceilings set forth in the table below for the Contractor and the subcontractors listed therein. Billing rates shall be charged at actual costs up to those ceilings. In the event that final indirect rates are lower than these ceiling rates, the final rates shall apply. This provision in no way altars the provision of the clause entitled "Limitation of Funds."
Category Overhead G&A	RATE 73% 28%

H.5 ISSUANCE OF TASK ORDERS (OCT 2001)

(a) Under this contract, as firm work requirements materialize, within the period of performance set forth herein, and within the funds allotted hereunder, the Contracting Officer will direct the Contractor to perform work as generally described in Section C. The Contracting Officer will issue such directions to the Contractor in the form of Task Orders (TOs). Prior to issuance of any TO, the Contracting Officer will discuss with the Contractor the work to be performed, the timing thereof, and will negotiate the estimated cost thereof. In the event that agreement cannot be reached on the estimated v cost of any TO, the Contracting Officer may unilaterally determine the estimated cost of that TO. In such event, the Contractor may seek relief or remedies as set forth in the Disputes clause. Except as specifically provided herein, the Government makes no representation as to the number of Task Orders or the actual amount of work, which will be assigned. The Contractor shall not perform any work hereunder nor incur any cost hereunder, until it receives a specific Task Order signed by the Contracting Officer. Each Task Order will contain as a minimum, the following:
1.	Sequential number.
2.	Type of Task Order Term or Completion
3.	Statement of the problem.
4.	Scope of work effort.
5.	Reporting requirements.
6.	Time schedule of performance.
7.	Estimated level of effort to be expended.
8.	Estimated cost
9.	Required signature.
10.	Delivery, inspection and final acceptance points.

(b) If a Task Order will culminate in a report the TO will specify the type of report and format required.

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H.6 SALES TAX EXEMPTION (DEC 1998)

(a) The Volpe National Transportation Systems Center, as part of the Department of Transportation, an agency of the United States, is an exempt purchaser. Accordingly, all purchases of personal property by this organization are exempt from state and local taxation.

(b) The Contractor will be provided with Tax Exemption certificates for the purpose of obtaining an exemption from state sales tax for supplies purchased under this procurement (see each individual Task Order). Notwithstanding the terms of the Federal, State, and Local taxes clause, if the Tax Exempt Certificate is not honored by the state, the Contractor shall state separately on its invoices the amount of state sales tax, and the Government agrees to either pay the amount of the tax to the Contractor or, where the amount of the tax exceeds $250.00, to provide evidence necessary to sustain the exemption.

H.7 NON-PERSONAL SERVICES (DEC 1998)

A. No personal services as defined in Part 37 of the FAR shall be performed under this contract. No Contractor employee will be directly supervised by the Government. All individual employee assignments and daily work direction shall be given by the Contractor's supervisor. If the Contractor believes any Government action or communication has been given that would create a personal services relationship between the Government and any Contractor employee, the Contractor shall promptly notify the Contracting Officer of this communication or action.

B. The Contractor shall not perform any inherently governmental functions under this contract. No Contractor employee shall hold him or herself out to be a Government employee, agent, or representative. In all communications with third parties in connection with this contract, Contractor employees shall identify themselves as Contractor employees and specify the name of the company for which they work. In all communications with other Government Contractors in connection with this contract, the Contractor employee shall state that they have no authority to in any way change the contract and that if the other Contractor believes this communication to be a direction to change their contract, they should notify the Contracting Officer for that contract and not carry out the direction until a clarification has been issued by the Contracting Officer.

C. The Contractor shall ensure that all of its employees working on this contract are informed of the substance of this clause. Nothing in this clause shall limit the Government's rights in any way under any other provision of the contract, including those related to the Government's right to inspect and accept the services to be performed under this contract. The substance of this clause shall be included in all subcontracts at any tier.

H.8 MAXIMUM FEE/PROFIT (SEP 1999)

A. Contractors shall propose an appropriate rate of fee depending on the risk associated with a cost-plus-fixed-fee contractual arrangement and the nature of the work in the task order. However, the proposed task order fixed fee shall not exceed an amount that is the sum of (1)        7     * percent of the prime Contractor's labor and any resulting direct cost expected to be incurred as a result of that labor** and any indirect cost applied and (2)        7      * percent of all other direct and indirect cost proposed for the task resulting from other than the prime Contractors effort.*** For term type tasks, an overall hourly fee will be determined by dividing the total fixed fee proposed by the direct professional labor hours required.

B. Contractors shall propose an appropriate rate of available award fee depending on the risk associated with a cost-plus-award-fee contractual arrangement and the nature of the work in the task order. In accordance with Paragraph G.7, Payment and Consideration, the base fee shall be 0%. The proposed award fee available under the task order shall not exceed an amount that is the sum of (1)       N/A      * percent of the prime Contractor's labor and any resulting direct cost expected to be incurred as a result of that labor** and any indirect cost applied and (2)        N/A       * percent of all other direct and indirect cost proposed for the task resulting from other than the prime Contractors effort.***

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C. For noncompetitive task orders issued on firm-fixed-price basis, Contractors shall propose an appropriate profit based on the risk associated with that contract type and the nature of the work in the task order. The proposed profit included in the firm-fixed-price shall not exceed an amount that is the sum of (1)       N/A      * percent of the prime Contractor's labor and any resulting direct cost expected to be incurred as a result of that labor** and any indirect cost applied and (2)    N/A      * percent of all other direct and indirect cost proposed for the task resulting from other than the prime Contractors effort.***

*to be filled in at the time of award of the contract, based on Contractor's proposal, see Section L of this RFP.

** administrative or support categories accounted for as direct in accordance with approved accounting system such as secretarial support, word processing, and contract administration; and other direct cost such as travel incurred by the prime Contractor, computer usage charges, and postage.

*** Generally equipment, materials, subcontracts, and any indirect cost applied and other direct cost incurred such as subcontract administration.

H.9 DOT Information Security Requirements (APR 2003)
1.	Access to Sensitive Information.
a.

Work under this contract may involve access to sensitive information, as described in paragraph d below, which shall not be disclosed by the contractor unless authorized by the contracting officer. To protect sensitive information, the contractor shall provide training to any contractor employee authorized access to sensitive information and, upon request of the Government, provide information as to an individual's suitability to have such authorization. Contractor employees found by the Government to be unsuitable or whose employment is deemed contrary to the public interest or inconsistent with the best interest of national security, may be prevented from performing work under the particular contract when requested by the contracting officer.

b.

The contractor shall ensure that contractor employees are: (1) citizens of the United States of America or an alien who has been lawfully admitted for permanent residence or employment (indicated by immigration status) as evidenced by Immigration and Naturalization Service documentation; and (2) have background investigations in accordance with DOT Order 1630.2B, Personnel Security Management.

	c.	The contractor shall include the above requirements in any subcontract awarded involving access to Government facilities, sensitive information, and/or resources.
d.

Sensitive Information is proprietary data or other information that, if subject to unauthorized access, modification, loss or misuse could adversely affect national interest, conduct of Federal programs, or privacy of individuals specified in the Privacy Act, but has not been specifically authorized to be kept secret in the interest of national defense or foreign policy under an Executive Order or Act of Congress."

2.	Information Technology (IT) Services.
a.

The contractor shall be responsible for IT security for all systems operated by or connected to a DOT network, regardless of location. This includes any IT resources or services in which the contractor has physical or electronic access to DOT's sensitive information that directly supports the mission of DOT (e.g., hosting DOT e-Government sites or other IT operations). If necessary, the Government shall have access to contractor and any subcontractor facilities, systems/networks operated on behalf of DOT, documentation, databases and personnel to carry out a program of IT inspection (to include vulnerability scanning), investigation and audit to safeguard against threats and hazards to DOT data or IT systems.

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b.

Within 30 days of contract award, the contractor shall develop and provide to the Government for approval, an iT Security Plan which describes the processes and procedures the contractor will follow in performance of this contract to ensure the appropriate security of IT resources developed, processed, or used under this contract. This Plan shall be written and implemented in accordance with applicable Federal laws including: The Computer Security Act of 1987 (40 U.S.C. 1441 et seq.), the Clinger-Cohen Act of 1996, and the Government Information Security Reform Act (GISRA) of 2000 and meet Government IT security requirements including: OMB Circular A-130, Management of Federal Information Resources, Appendix 111, Security of Federal Automated Information Resources; National Institute of Standards and Technology (NIST) Guidelines; Departmental Information Resource Management Manual (DIRMM) and associated guidelines; and DOT Order 1630.2B, Personnel Security Management.

c.

The contractor shall screen their personnel requiring privileged access or limited privileged access to systems operated by the contractor for DOT or interconnected to a DOT network in accordance with DOT Order 1630.2B, Personnel Security Management and ensure contractor employees are trained annually in accordance with OMB Circular A-130, GISRA, and NIST requirements with a specific emphasis on rules of behavior.

d.	The contractor shall immediately notify the contracting officer when an employee terminates employment that has access to DOT information systems or data.
e.	The contractor shall include the above requirements in any subcontract awarded for IT services.
f.

IT means any equipment or interconnected system or subsystem of equipment used in the automatic acquisition, storage, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information and as further defined in OMB Circular A-130 and the Federal Acquisition Regulation Part 2.

H.10 SEAT BELT USE POLICIES AND PROGRAMS (JAN 1999)

In accordance with Executive Order 13043, the recipient of this award is encouraged to adopt and enforce on-the-job seat belt use policies and programs for its employees when operating company-owned, rented, or personally-owned vehicles. The National Highway Traffic Safety Administration (NHTSA) is responsible for providing leadership and guidance in support of the Presidential initiative. Information on how to implement such a program, or statistics on the potential benefits and cost-savings to companies or organizations, can be found in the Buckle Up America section on NHTSA's website at www.nhtsa.dot.gov. Additional resources are available from the Network of Employers for Traffic Safety (NETS), a public-private partnership headquartered in Washington, D.C. dedicated to improving the traffic safety practices of employers and employees. NETS is prepared to help with technical assistance, a simple, user-friendly program kit, and an award for achieving the goal of 85 percent seat belt use. NETS can be contacted at 1 (888) 221-0045 or visit its website at www.trafficsafety.org.

H-11 CONTRACTOR RESPONSIBILITY (DEC 1998)

The Contractor shall without additional expense to the Government, be responsible for all damage to persons or property that occur as a result of its fault or negligence in connection with the prosecution of the work, and shall be responsible for the proper care and protection of work performed. Breakage or loss of office equipment or other property including that of a Government employee, which may occur in or about the building as a result of a fault or negligence in the Contractor's operations or fault or negligence in the actions of the Contractor's agent, subcontractors or its employees shall be made good by the Contractor at its expense.

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H-12 HANDLING OF DATA - (MAY 1999)

A. The Contractor and any of its subcontractors in performance of this contract may have need for access to and use of various types of data and information in the possession of the Government which the Government obtained under conditions that restrict the Government's right to use and disclose the data and information, or which may be of such a nature that its dissemination or use other than in the performance of this contract would be adverse to the interests of the Government or other parties. Therefore, the Contractor and its subcontractors agree to abide by any restrictive use conditions on such data and not to:

(1) Knowingly disclose such data and information to others without written authorization from the Contracting Officer, unless the Government has made the data and information available to the public; nor

(2) Use for any purpose other than the performance of this contract that data which bears a restrictive marking or legend.

B. In the event the work required to be performed under this contract requires access to proprietary data of other companies, the Contractor shall obtain agreements from such other companies for such use unless such data is provided or made available to the Contractor by the Government. Two copies of such company-to-company agreements shall be furnished promptly to the Contracting Officer for information only. These agreements shall prescribe the scope of authorized use or disclosure, and other terms and conditions to be agreed upon between the parties. It is agreed by the Contractor that any such data, whether obtained by the Contractor pursuant to the aforesaid agreement or from the Government, shall be protected from unauthorized use or disclosure to any individual, corporation, or organization so long as it remains proprietary.

C. Through formal training in company policy and procedures, the Contractor agrees to make employees aware of the absolute necessity to maintain the confidentiality of data and information, as required above, and further aware of the sanctions which may be imposed for divulging either the proprietary data of other companies or data that is obtained from the Government to anyone except as authorized. The Contractor shall obtain from each employee engaged in any effort connected with this contract an agreement, in writing, which shall in substance provide that such employee will not during his/her employment by the Contractor, or thereafter, disclose to others or use for his/her own benefit or the future benefit of any individual any trade secrets, confidential information, or proprietary/restricted data (to include Government "For Official Use Only") received in connection with the work under this contract. The Contractor shall furnish a sample form of this agreement to the Contracting Officer promptly after award.

D. The Contractor agrees to hold the Government harmless and indemnify the Government as to any cost/loss resulting from the unauthorized use of disclosure of third party data or software by the Contractor, its employees, subcontractors, or agents.

E. The Contractor agrees to include the substance of this provision in all subcontracts awarded under this contract. The Contracting Officer will consider case-by-case exceptions from this requirement for individual subcontracts in the event that

(1) the Contractor considers the application of the prohibitions of this provision to be inappropriate and unnecessary in the case of a particular subcontractor;

(2) the subcontractor provides a written statement affirming absolute unwillingness to perform absent some relief from the substance of this prohibition;

(3) use of an alternate subcontract source would reasonably detract from the quality of effort; and

(4) the Contractor provides the Contracting Officer timely written advance notice of these and any other extenuating circumstances.

F. Except as the Contracting Officer specifically authorizes in writing, upon completion of all work under this contract the Contractor shall return all such data and information obtained from the Government, including all copies, modifications, adaptations, or combinations thereof, to the Contracting Officer. Data obtained from another company shall be disposed of in accordance with the Contractor's agreement with that company, or, if the agreement

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makes no provision for disposition, shall be returned to that company. The Contractor shall further certify in writing to the Contracting Officer that all copies, modifications, adaptations or combinations of such data or information which cannot reasonably be returned to the Contracting Officer (or to a company) have been deleted from the Contractor's (and any subcontractor's) records and destroyed.

G. These restrictions do not limit the Contractor's (or subcontractor's) right to use and disclose any data and information obtained from another source without restriction.

H. As used herein, the term "data" has the meaning set forth in Federal Acquisition Regulations, clause 52.227-14, "Rights in Data - General," and includes, but is not limited to, computer software, as also defined in Clause 52.227-

14.

H-13 INSURANCE (DEC 1998)

See Section I - Contract Clause FAR 52.228-7, "Insurance-Liability to Third Persons (MAR 1996)."

A. The Contractor shall secure, pay the premiums for and keep in force until the expiration of this contract, and any renewal thereof, adequate insurance as provided below.

(1) Workman's compensation insurance as required by law of the State.

(2) Comprehensive bodily injury liability insurance with limits of not less than $500,000 for each accident.

(3) Property damage liability with a limit of not less than $100,000 for each accident

(4) Automotive bodily injury liability insurance with limits of not less than $200,000 for each person and $500,000 for each accident, and property damage liability insurance, with a limit of not less than $40,000 for each accident

B. Each policy of insurance shall contain an endorsement that any cancellation or material change in the coverage adversely affecting the Government's interest shall not be effective unless the insurer or the Contractor gives written notice of cancellation or change to the Contracting Officer at least thirty (30) calendar days prior to the aforementioned actions. When the coverage is provided by self-insurance, the Contractor shall not change or decrease the coverage without the Administrative Contracting Officer's prior approval.

C. A certificate of each policy of insurance shall be furnished to the Contracting Officer within ten (10) days after notice of award certifying, among other things, that the policy contains the aforesaid endorsement The insurance companies providing the above insurance shall be satisfactory to the Government. Notices of policy changes shall be furnished to the Contracting Officer.

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SECTION I - CONTRACT CLAUSES

I.1   52.252-2 Clauses Incorporated by Reference. (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es):

http://www.dot.gov/ost/m60/tamtar

http://farsite.hill.af.mil/vffr.htm

http://www.arnet.gov/far
52.202-1	Definitions.	DEC 2001
52.203-3	Gratuities.	APR 1984
52.203-5	Covenant Against Contingent Fees.	APR 1984
52.203-6	Restrictions on Subcontractor Sales to the Government	JUL 1995
52.203-7	Anti-Kickback Procedures.	JUL 1995
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal of Improper Activity.	JAN 1997
52.203-10	Price or Fee Adjustment for illegal or Improper Activity.	JAN 1997
52.203-12	Limitation on Payments to Influence Certain Federal Transactions.	JUN 2003
52.204-4	Printed or Copied Double-Sided on Recycled Paper.	AUG 2000
52.209-6	Protecting the Government's Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment.	JUL 1995
52.215-2	Audit and Records - Negotiation.	JUN 1999
52.215-8	Order of Precedence - Uniform Contract Format	OCT 1997
52.215-10	Price Reduction for Defective Cost or Pricing Data.	OCT 1997
52.215-11	Price Reduction for Defective Cost or Pricing Data Modifications.	OCT 1997
52.215-12	Subcontractor Cost or Pricing Data.	OCT 1997
52.215-13	Subcontractor Cost or Pricing Data - Modifications.	OCT 1997
52.215-14	Integrity of Unit prices Alternate 1 (OCT 1997)	OCT 1997
52.215-15	Pension Adjustments and Asset Revisions	DEC 1998
52.215-18	Reversion of Adjustment of Plans for Postretirement Benefits (PRB) other than Pensions	OCT 1997
52.215-17	Waiver of Facilities Capital Cost of Money.	OCT 1997
52.215-21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data - Modifications.	OCT 1997
52.215.21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data - Modifications. Alternate 1 (OCT 1997)	OCT 1997
52.216-7	Allowable Cost and Payment	DEC 2002
52.2 16-8	Fixed Fee.	MAR 1997
52.216-18	Ordering	OCT 1995

For the purpose of this clause the blank (s) are completed as follows:
(a). . . Such orders may be issued from the date of Contract award through five years
52.216-19	Order Limitations	OCT 1995

For the purpose of this clause the blank (s) are completed as follows:
(a)	. . . in an amount of less than 50,000
(b)	(1) Any order for a single item in excess of $500,000
(b)	(2) Any order for a combination of items in excess of $500,000;
(b)	(3) A series of orders from the same ordering office within (Not Applicable) days
(c)	.within ( Not Applicable) days after issuance

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52.216-22

Indefinite Quantity
For the purpose of this clause the blanks are completed as follows
(d) contractor shall not be required to make deliveries under this contract one year from the expiration date of the contract

OCT 1995
52.2 17-8	Option to Extend Services For the purpose of this clause the blank(s) are completed As follows: "30 calendar days before expiration of contract"	NOV 1999
52.2 19-1	Small Business Representations	APR 2002
52.222-1	Notice to the Government of Labor Disputes	FEB 1997
52.222-2	Payment of Overtime Premiums	JUL 1990

For the purpose of this clause the blank (s) are completed as follows: (a) the use of overtime is authorized under this contract if the premium does not exceed zero or the overtime premium is paid for work
52.222-3	Convict Labor	JUN 2003
52.222-4	Contract Work Hours and Safety Standards Act - Overtime Compensation	SEP 2000
52.222.2l	Prohibition Of Segregated Facilities
52.222-26	Equal Opportunity	APR 2002
52.222-35	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and other Eligible Veterans	DEC 2001
52.222-36	Affirmative Action for Workers with Disabilities	JUN 1998
52.222-37	Employment Reports on Special Disabled Veterans Veterans of the Vietnam Era, and other Eligible Veterans	DEC 2001
52.223-5	Pollution Prevention and Right-to-Know Information	APR 1998
52.223-6	Drug-Free Workplace	MAY 2001
52.223-14	Toxic Chemical Release Reporting	JUN 2003
52.224-1	Privacy Act Notification.	APR 1984
52.224-2	Privacy Act	APR 1984
52.225. 1	Buy American Act-Supplies	JUN 2003
52.225-11	Buy American Act- Construction Materials Under Trade Agreements	JUN 2003
52 .227-2	Notice and Assistance Regarding Patent and Copyright Infringement	APR 1996
52.227-3	Patent Indemnity	APR 1984
52.227-12	Patent Rights-Retention by the Contractor (Long Form)	JAN 1997
52.227-14	Rights in Data - General	JUN 1987
52.227-14	Rights in Data - General (JUN 1987) -- Alternate I	JUN 1987
52.227-14	Rights in Data - General (JUN 1987) - Alternate V	JUN 1987
52-227-16	Additional Data Requirements	JUN 1987
52-227-19	Commercial Computer Software-Restricted Rights	JUN 1987
52-228-5	Insurance - Work on a Government Installation	JAN 1997
52.228-7	Insurance - Liability to Third Persons	MAR 1996
52.229-3	Federal, State, and Local Taxes	APR 2003
52.230-2	Cost Accounting Standards	APR 1998
52.230-3	Disclosure and Consistency of Cost Accounting Practices	APR 1998
52.230-6	Administration of Cost Accounting Standards	NOV 1999
52.232-9	Limitation on Withholding of Payments	APR 1984
52.232-17	Interest	JUN 1996
52.232-18	Availability of Funds	APR 1984

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52.232-20	Limitation of Cost "Task Order is to substituted for" Schedule where Appearing	APR 1984
52.232-22	Limitation of Funds "Task Order" is to substituted for "Schedule where appearing.	APR 1984
52.232-23	Assignment of Claims	JAN 1986
52.232-25	Prompt Payment	FEB 2002
52.232.33	Payment by Electronic Funds Transfer Central Contractor Registration
MAY 1999
52.233-1	Disputes	JUL 2002
	Alternate 1	DEC 1991
52.233-3	Protest after Award	AUG 1996
	Alternate 1	JUN 1985
52.237-2	Protection of Government Buildings, Equipment, Vegetation	APR 1984
52.239-1	Privacy of Security Safeguards	AUG 1996
52.242-1	Notice of Intent to Disallow Costs	APR 1984
52.242-3	Penalties for Unallowable Costs	MAY 2001
52.242-4	Certification of Final Indirect Costs	JAN 1997
52.242-13	Bankruptcy	JUL 1995
52.243-2	Changes - Cost-Reimbursement	AUG 1987
52.243-2	Changes - Cost-Reimbursement -- Alternate I	APR 1984
52.244-2	Subcontracts	AUG 1998
52.244-2	Subcontracts Alternate II (AUG 1988)	AUG 1988
52.245-5	Government Property (Cost Reimbursement Time-And- Material, or Labor-Hour Contract)
JUN 2003
52.245-19	Government Property Furnished "As Is"	APR 1984
5 2.246-25	Limitation of Liability--Services	FEB 1997
52.249-6	Termination (Cost-Reimbursement)	SEP 1996
52.249-14	Excusable Delays	APR 1984
52.251-1	Government Supply Sources	APR 1984
52.253-1	Computer Generated Forms	JAN 1991

II. TRANSPORTATION ACQUISITION REGULATION (48 CFR CHAPTER 12) CLAUSES
NUMBER	TITLE	DATE
1252.223-71	Accident and Fire Reporting	OCT 1994
1252.237-70	Qualifications of Employees	OCT 1994
1252.245-70	Government Property Records	OCT 1994

I.2 52.204-1 Approval of Contract. (DEC 1989)

This contract is subject to the written approval of Chief, Acquisition Management Division and shall not be binding until so approved.

I.3 52.215-19 Notification of Ownership Changes. (OCT 1997)
(a) The Contractor shall make the following notifications in writing:

(1) When the Contractor becomes aware that a change in its ownership has occurred, or is certain to occur, that could result in changes in the valuation of its capitalized assets in the accounting records, the Contractor shall notify the Administrative Contracting Officer (ACO) within 30 days.

(2) The Contractor shall also notify the ACO within 30 days whenever changes to asset valuations or any other cost changes have occurred or are certain to occur as a result of a change in ownership.

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(b) The Contractor shall -
(1) Maintain current, accurate, and complete inventory records of assets and their costs;
(2) Provide the ACO or designated representative ready access to the records upon request;

(3) Ensure that all individual and grouped assets, their capitalized values, accumulated depreciation or amortization, and remaining useful lives are identified accurately before and after each of the Contractor's ownership changes; and

(4) Retain and continue to maintain depreciation and amortization schedules based on the asset records maintained before each Contractor ownership change.
(d)	The Contractor shall include the substance of this clause in all subcontracts under this contract that meet the applicability requirement of FAR 15.408(k).

I.4 52.244-6 Subcontracts for Commercial Items. (APR 2003)
(a) Definitions. As used in this clause--
"Commercial item" has the meaning contained in the clause at 52.202-1, Definitions.
"Subcontract" includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b) To the maximum extent practicable, the Contractor shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or nondevelopmental items as components of items to be supplied under this contract.

(c)(l) The following clauses shall be flowed down to subcontracts for commercial items:

(i) 52.219-8, Utilization of Small Business Concerns (OCT 2000) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $500,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.

(ii) 52.222-26, Equal Opportunity (APR 2002) (E.O. 11246).
(iii) 52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (APR 1998) (38 U.S.C. 42 12(a)).
(iv) 52.222-36, Affirmative Action for Workers with Disabilities (JUN 1998) (29 U.S.C. 793).

(v) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (APR 2003) (46 U.S.C. App 1241 and 10 U.S.C. 2631) (flow down required in accordance with paragraph (d) of FAR clause 52.247-64).

(2) While not required, the Contractor may flow down to subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations.
(d) The Contractor shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this contract.

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I.5 1252.209-70 Disclosure of conflicts of interest. (OCT 1994)

It is the Department of Transportation's (DOT) policy to award contracts to only those offerors whose objectivity is not impaired because of any related past, present, or planned interest, financial or otherwise, in organizations regulated by DOT or in organizations whose interests may be substantially affected by Departmental activities. Based on this policy:

(a) The Offeror shall provide a statement in its proposal which describes in a concise manner all past, present or planned organizational, financial, contractual or other interest(s) with an organization regulated by DOT, or with an organization whose interests may be substantially affected by Departmental activities, and which is related to the work under this solicitation. The interest(s) described shall include those of the proposer, its affiliates, proposed consultants, proposed subcontractors and key personnel of any of the above. Past interest shall be limited to within one year of the date of the offeror's technical proposal. Key personnel shall include any person owning more than 20% interest in the Offeror, and the offeror's corporate officers, its senior managers and any employee who is responsible for making a decision or taking an action on this contract where the decision or action can have an economic or other impact on the interests of a regulated or affected organization.

(b) The Offeror shall describe in detail why it believes, in light of the interest(s) identified in (a) above, that performance of the proposed contract can be accomplished in an impartial and objective manner.

(c) In the absence of any relevant interest identified in (a) above, the Offeror shall submit in its proposal a statement certifying that to its best knowledge and belief no affiliation exists relevant to possible conflicts of interest. The Offeror must obtain the same information from potential subcontractors prior to award of a subcontract.

(d) The Contracting Officer will review the statement submitted and may require additional relevant information from the Offeror. All such information, and any other relevant information known to DOT, will be used to determine whether an award to the Offeror may create a conflict of interest If any such conflict of interest is found to exist, the Contracting Officer may (1) disqualify the Offeror, or (2) determine that it is otherwise in the best interest of the United States to contract with the Offeror and include appropriate provisions to mitigate or avoid such conflict in the contract awarded.

(e) The refusal to provide the disclosure or representation, or any additional information required, may result in disqualification of the Offeror for award. If nondisclosure or misrepresentation is discovered after award, the resulting contract may be terminated. If after award the Contractor discovers a conflict of interest with respect to the contract awarded as a result of this solicitation, which could not reasonably have been know prior to award, an immediate and full disclosure shall be made in writing to the Contracting Officer. The disclosure shall include a full description of the conflict, a description of the action the contractor has taken, or proposes to take, to avoid or mitigate such conflict. The Contracting Officer may, however, terminate the contract for convenience if he or she deems that termination is in the best interest of the Government.

I.6 1252.215-70 Key personnel and/or facilities. (OCT 1994)

(a) The personnel and/or facilities as specified below are considered essential to the work being performed hereunder and may, with the consent of the contracting parties, be changed from time to time during the course of the contract by adding or deleting personnel and/or facilities, as appropriate.

(b) Prior to removing, replacing, or diverting any of the specified individuals or facilities, the Contractor shall notify, in writing, and receive consent from, the Contracting Officer reasonably in advance of the action and shall submit justification (including proposed substitutions) in sufficient detail to permit evaluation of the impact on this contract.

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(c) No diversion shall be made by the Contractor without the written consent of the Contracting Officer. The Contracting Officer may ratify, in writing, the change and such ratification shall constitute the consent of the Contracting Officer required by this clause.

The Key Personnel and/or Facilities under this Contract are:
(1) Program/Manager: To be specified at time of award of contract (2) Task Mangers are to be specified in individual task orders

1252.242-72 Dissemination of contract information. (OCT 1994)

The Contractor shall not publish, permit to be published, or distribute for public consumption, any information, oral or written, concerning the results or conclusions made pursuant to the performance of this contract, without the prior written consent of the Contracting Officer. Two copies of any material proposed to be published or distributed shall be submitted to the Contracting Officer.